Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 4) of our report dated March 28, 2022 with respect to our audits of Agape ATP Corporation and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, and part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 2, 2022